                                SECOND AMENDMENT

                       TO THE GLOBAL CAPITATION AGREEMENT
                                 BY AND BETWEEN
            GROUP HEALTH PLAN, INC., HEALTHCARE USA OF MISSOURI, LLC,
                       AND BJC HEALTH SYSTEM ("AMENDMENT")



WHEREAS, Group Health Plan, Inc. ("GHP"), HealthCare USA of Missouri, LLC ("HCUSA"), (collectively referred to as "PLAN"), and BJC Health System ("BJC") have previously executed a Global Capitation Agreement dated March 12, 1997 ("CAPITATION AGREEMENT");

WHEREAS, certain issues have arisen between the parties, with respect to which the parties have now reached mutually acceptable resolutions, or agreed upon the appropriate process for resolution;

WHEREAS, the parties desire to both memorialize those resolutions agreed upon, reflect the agreement of Washington University Physician Network ("WUPN") and Washington University School of Medicine ("WUSM") as to the issues reflected herein, and to amend and modify the relevant terms and provisions of the Capitation Agreement to incorporate those resolutions;

NOW, THEREFORE, in consideration of the mutual promises, the parties agree as follows:

Unless otherwise stated, all capitalized terms have the same meaning assigned to them in the Capitation Agreement.

[___]*

        *Portions have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

* Portions have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

* Portions have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

4. [___]* AND OTHER THIRD-PARTY PAYMENT DISPUTES. GHP acknowledges that it is liable to pay for properly authorized and covered services provided to GHP enrollees who are not BJC Members at the request of third parties who have assumed risk for those enrollees. [___]* In addition, GHP will agree to assume claims payment processing for such claims no later than June 1, 1999, or the date on which the relocation of the claims processing center utilized by GHP is complete, but in no event later than August 30, 1999. In the interim, two processes will occur. In order to resolve such claims payment issues for claims submitted prior to April 1, 1999, GHP, BJC, and


* Portions have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

WUPN will assign technical experts to review all available data, agree on the underlying facts, and propose a final settlement amount with respect to outstanding claims no later than April 16, 1999. If the technical experts cannot agree on the final settlement amount, such amount will be agreed to by Richard Jones, Davina Lane, James Crane, M.D., and Ed Stiften no later than May 14, 1999. The final settlement amount, as agreed, will be compared to the Provisional Payment. The additional amount owed, or amount to be refunded, will be paid no later than June 11, 1999, without interest. If the parties cannot reach agreement by May 14, 1999, the issue will become the subject of binding arbitration in accordance with the relevant provisions of Section 8 of the Capitation Agreement. Such arbitration will commence no later than July 1, 1999, and be completed on or before August 13, 1999. The cost of arbitration, exclusive of each of the parties attorney's fees, shall be borne equally by the parties participating in the arbitration. For the period which begins on April 1, 1999 and ends on the last day of the calendar month which includes the day on which the relocation of the claims processing center utilized by GHP is complete, the technical experts will meet on a monthly basis. The purpose of such monthly meetings shall be to review claims received and determine the amount of reimbursement due. GHP will pay all amounts so determined in accordance with the claims payment provision as outlined in Section 11 of this Amendment.

5. BJC HEALTH PLAN. BJC agrees that GHP will be allowed to submit a proposal which may result in the inclusion of one or more of the GHP commercial products to be included among the choices offered to employees of BJC and its affiliates during the 1999 open enrollment for health coverage, which coverage becomes effective January 1, 2000. The parties acknowledge and agree that BJC may, but is not required to, accept the proposal. Therefore, GHP coverage may or may not be offered as a choice to BJC employees during the 1999 Open Enrollment, in the sole discretion of BJC.

[___]*

7. BECN ADMINISTRATIVE FEES. GHP has received a bill for administrative fees and is working with Phil Slavin to get appropriate supporting detail. Pat Burk of GHP will work with Phil Slavin to reach a mutually agreeable resolution no later than March 15, 1999, with payment of agreed upon outstanding amounts no later than March 25, 1999. To the extent a complete resolution is not reached, the matter will be referred no later than March 16, 1999 to Dr. James Crane and Richard Jones for resolution by April 15, 1999. If no resolution is reached, the matter will be submitted to binding arbitration no later than May 17, 1999 in accordance with Section 8




* Portions have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

of the Capitation Agreement. The costs of such arbitration shall be borne equally by WUPN and GHP, exclusive of either party's attorney's fees.

8. REPRESENTATION AS TO COMMERCIAL RATES. GHP represents that Attachment 1 to this Amendment is a representation of the best information available as of the date of this Amendment for the purpose of estimating how much the average per member per month Commercial Premium of [___]* for 1998 will be increased for 1999.

    GHP is making no representation about future expected rate increases for new business or renewals for commercial premiums subsequent to the date of this Amendment. BJC and WUPN are relying upon the data contained in Attachment 1 as being representative for January, 1999 renewal Commercial Premiums related to BJC commercial members.

    This information has been considered and relied upon by BJC and WUPN as part of reaching agreement and modification of issues reflected in this Amendment, including rate adjustments to BJC Commercial Premiums.

    The data in Attachment 1 will be made available to BJC and WUPN for review, if requested, upon reasonable written notice, during normal business hours. The cost of such review shall be borne by BJC and WUPN. Should information set forth in Attachment 1 subsequently prove to be inaccurate such that the amount of the actual average premium increase for the January commercial renewal members is overstated and the actual average Commercial Premium per member per month for 1999 does not reflect at least the average per member per month Commercial Premium, including the effect of the January 1, 1999 commercial renewal membership as represented in Attachment 1, there will be an increase in the BJC Commercial Premium deposited in the Claims Payment Account for 1999 to be equal to the amount which would have been deposited had the representation in Attachment 1 been accurate.

9. WUPN CONTACT CAPITATION AND REFERRAL LOGIC. GHP acknowledges the need to adjudicate WUPN professional claims according to all benefit, referral, medical management, and other standard claims processing criteria. GHP agrees to meet with WUPN, or its designee, by March 26, 1999 to develop a work plan to determine the system and process changes necessary to accomplish this. A mutually agreeable work plan will be completed within thirty (30) days of this meeting. GHP will prioritize and make every reasonable effort to insure that system and process changes are implemented by July 1, 1999.

10. PAYOR. Section 1.12 of the Capitation Agreement is deleted in its entirety, and the following substituted therefore:

    "1.12 Payor. The entity, organization, agency or persons authorized in writing by GHP or HCUSA, or an "Affiliate" of either to access one or more networks of Participating Providers developed by GHP and/or HCUSA at the rates set forth in any of the attached Exhibits, that has financial responsibility for payment of Covered Services under a Benefit Plan. GHP and HCUSA are considered Payor's for their own fully-insured products. Notwithstanding the




* Portions have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

foregoing, in no event shall any of the following entities be considered a "Payor" for purposes of this Agreement:

    a. Any insurance company, health maintenance organization or other type of "network" arrangement, to the extent such entity is not an "Affiliate" of GHP or HCUSA, even if GHP or HCUSA has entered into a service/administrative agreement with such entity. Notwithstanding the foregoing, a self-funded employer that maintains an employee benefit plan solely for the benefit of its employees that has entered into an agreement with GHP and/or HCUSA, or an Affiliate of either to provide administrative services may be treated as a Payor under this Agreement, provided it executes an agreement with GHP or HCUSA which obligates it to comply with all applicable provisions of this Agreement, or

    b. An "Affiliate" of GHP or HCUSA not located in the same geographic service area as GHP or HCUSA, in situations where such Affiliate requires, requests, suggests or permits an individual, whose health coverage is provided by or through such Affiliate, to travel outside the geographic area in which the majority of such Affiliates' contracted providers are located for purposes of receiving Covered Services from a BJC Provider.

    For this purpose, an "Affiliate" of GHP and/or HCUSA shall only include those entities and organizations that are either controlled by GHP and/or HCUSA, control GHP and/or HCUSA, and/or are under common control with either GHP or HCUSA. The term Affiliate specifically includes, but is not limited to Principal HealthCare."

11. CLAIMS PROCESSING/TIMELY PAYMENT. Section 2.8 of the Capitation Agreement is deleted in its entirety and the following substituted therefore:

    "2.8 Claims Processing/Timely Payment. Plan shall be responsible for processing claims for Covered Services provided to Members. Plan shall provide claims processing information to BJC in accordance with Exhibit E, as in effect from time to time (which the parties may agree to after without a formal amendment to this Agreement) and shall use best efforts to provide the reports in a mutually acceptable electronic format. Specifically the parties agree to the following in connection with claims adjudication and payment:

            a.  Duties of BJC Providers:

                -   Submit clean claim within ninety (90) days of service.
                -   Obtain authorization when required.
                - Submit claim based on authorized services and explicit parameters.
                - Submit all reworks with corrected information within one hundred eighty (180) days of the denial or incorrect payment.
                - Reconcile accounts receivable based on information received from Plan within thirty (30) days of receipt.
                - Provide the authorization number in the appropriate field on the submitted claim.

            b.  Duties of Plan:

                (1) Timeliness Guidelines.

                    - Plan shall make good faith efforts to comply with the following target standards:

                    - Ninety percent (90%) of all clean electronic claims will be adjudicated (paid, zero paid/capitated or denied) within fourteen (14) calendar days of receipt.

                    - Ninety percent (90%) of all clean paper claims will be adjudicated (paid, zero paid/capitated or denied) within thirty (30) days of receipt.

                    - Ninety-five percent (95%) of all clean claims will be adjudicated (paid, zero paid/capitated or denied) within forty-five (45) calendar days of receipt.

                    - If a determination of claim liability cannot be made and the claim has been pended for sixty (60) calendar days, the claim will be adjudicated based on the available information, and the provider will be notified.

                    - The definition of a "clean claim" to be used for purposes of this Section 2.8 is set forth in Attachment 2.

                (2) Authorizations.

                    - If services rendered require an authorization the Plan will check for such authorization as a part of claims adjudication for all HMO and point of service claims, subject to the system changes required for GHP to implement contact capitation enhancements, no later than July 1, 1999.

                    - Point of service claims that do not have an authorization for services that require one will be paid under the appropriate benefits, and the Member's liability will be calculated and communicated to them and the provider on the Explanation of Benefits and Remittance Advice.

                    - A claim is considered to be "adjudicated" if the processing is finalized, whether or not a payment is generated. This includes those claims that are zero paid, or denied. The authorization number will be included in the weekly claims file sent to Health Management Partners subject to completion of the required system changes targeted for implementation by July 1, 1999.

                    - GHP and BJC, through its designee Health Management Partners, LLC ("HMP"), have been jointly developing the authorization interface from the Physmark Medicomp system to GHP's IDX system for the past several months. It is acknowledged that implementation of this interface is scheduled for March 1, 1999. This date is contingent on HMP's ability to transmit the required data to GHP in the required format, and both parties providing adequate staff for implementation and testing. On and after this date, HMP will process all authorizations for service through Medicomp. GHP will receive these authorizations into IDX via the interface on a daily basis, and will adjudicate claims against these authorizations appropriately. It is acknowledged, per Section 10 of the Agreement, that WUPN professional claims will not be adjudicated for authorizations until July 1, 1999.

                (3) Benefits and Fee Schedules.

                    - Claims will be adjudicated based on applicable benefits, contact capitation guidelines then in effect, as agreed to by the parties, contracted fee schedules and standard coding guidelines.

                    - The amount of the Member's copay will be reported on the provider's remittance advice for all paid and zero paid claims. This data element will be included upon completion of system changes set for July 1, 1999.

                (4) Database Maintenance.

                    - Plan will keep all data bases updated and current; new information or changes will be entered within thirty
                         (30) days of receipt of completed provider forms.

                    - Inactive providers will be indicated by the correct provider status flag (Y for deactivated).

                    - Any errors in the provider, membership, fee schedule or other databases that result in incorrectly adjudicated claims must be fixed within thirty (30) calendar days of written notification and the claim(s) backed out and reprocessed within the timeliness guidelines. Plan shall be required to correct all errors, in such time frame, even if funds, which may have been incorrectly paid to other parties, cannot be recovered. Any overpayments will be refunded to the Claims Payment Account, or the Plan, as appropriate, within ten (10) business days after the parties agree that amounts should be refunded.

               (5) The parties agree that these target standards become effective as of April 15, 1999. Plan will make every reasonable effort to maintain these standards during the transition of claims, customer services, membership and database maintenance to Wilmington, Delaware and Harrisburg, Pennsylvania.

            c. Monitoring and Oversight: The parties agree that BJC or its designee has the right to conduct a comprehensive, ongoing monitoring and oversight of claims/encounters processed by GHP/HCUSA with respect to BJC Members. It is agreed in principal that BJC will need access to copies of original claims and/or screen prints of electronic claims, as well as cooperation in obtaining or verifying information about providers and fee schedules pertinent to the audit. An audit oversight project team consisting of at least two representatives from each party will meet no later than March 30, 1999 to design a work plan. A mutually acceptable work plan will be completed within thirty (30) days of the original meeting. The work plan executed by the parties will be incorporated into this Agreement and be implemented no later than June 15, 1999. If the audit process reveals material variations from the standards set forth herein, such deviations shall be referred to the Committee described in Section 10.8 for review.

                (1) Payment Accuracy. Both underpayments and overpayments are counted as payment errors. This would include claims that were paid fee for service when they should have been capitated or capitated when they should have been paid fee for service.

                    - Financial Accuracy - total gross dollars paid correctly divided by the total of dollars audited, maintain at ninety-nine percent (99%) accuracy.

                    - Claims Processing Accuracy - number of claims paid correctly divided by the total number of claims audited, maintain at ninety-five percent (95%) accuracy.

                (2) Technical Accuracy. This is a statistical or non-payment error and may or may not result in a dollar error. Statistical errors may, however, impact contact capitation reimbursement and reporting. If a statistical error results in an overpayment or underpayment, it is counted as both a payment and technical error. Examples are missing or incorrect data elements. Calculate number of claims paid correctly divided by the total number of claims audited, maintain at ninety-five percent (95%) accuracy.

            d. Failure to Meet Timeliness Requirements. To the extent clean claims are not adjudicated within forty-five (45) days of receipt, Plan shall pay a late fee on the amount due under the contracted fee schedule for that claim, equal to one percent (1%) per month, compounded monthly. In addition, Plan acknowledges it is solely responsible for meeting any and all timely payment requirements imposed by state or federal law from time to time, and will not pay any interest and/or penalty which may become payable to any third party from a Claims Payment Account, or otherwise hold BJC or WUPN liable for such interest and/or penalty."

12. OTHER COVERAGE ADMINISTRATION. A new Section 2.12 is added to the Agreement as follows:

    "2.12 Other Coverage Administration. GHP and BJC shall appoint an "Other Coverage Administration Project" team ("TEAM"), consisting of at least two (2) representatives from each party. The Team will begin meeting no later than April 15, 1999 for the purpose of establishing a mutually agreeable work plan. Such work plan will be completed within thirty (30) work days of initial meeting. The Team will agree upon an implementation date for the work plan, to be completed no later than August 1, 1999. During the work plan implementation period, GHP will continue to perform COB, third party liability, and subrogation administration manually. Prior to the project completion date, work on documentation and process will be ongoing according to the project plan schedule. The signed project plan with agreed upon completion dates will become part of this Agreement.

    - Other insurance information received on enrollment applications, facility and medical claim forms, or identified by provider returned checks, is investigated and where appropriate the IDX system is updated. Once the system is updated, future claims automatically pend for "other insurance information".

    - While manually reviewing a claim that has information regarding work related injury, auto accident, etc., the claim is sent to the Third Party Liability area for investigation.

    - Current monthly COB, third party liability and subrogation savings report will be generated for the entire insured book of business during the implementation and shared with BJC.

    Items that will be considered in the work plan are as follows:

    a. GHP and BJC will review the existing work flow for receipt of electronically submitted claims, to ensure that COB, third party liability, and other coordination related information is transmitted and used by GHP.

        - Document pertinent fields on the electronically transmitted HCFA and UB-92 claims set that will aid in the identification and reporting on COB, third party liability and subrogation situation.

        - GHP and BJC will jointly require providers transmitting electronically to include these data fields, in the correct format.

        - Enhance electronic transmission mapping to meet these transmission requirements as needed.

        - Identify the process for capture and use of the pertinent information being transmitted.

    b. GHP will identify enhancements to the current IDX claims screen that would allow capture of COB, third party liability, and other coordination related information in the IDX system. (Note: Currently this is a manual process.)

        - Document pertinent fields on the HCFA and UB-92 claims form that aid in identification and reporting on COB, third party liability, and subrogation situations.

        - Identify required enhancements to the current IDX claims processing screens to allow capture of the pertinent information.

        -   Submit request to IDX for enhancements.

        - Test and implement approved enhancements. (Note: This step is contingent on the ability to have modifications completed by IDX to the current claims processing screens. Completion of this step requires IDX involvement and is dependent on IDX cooperation and timing. GHP will make every effort to ensure these modifications are implemented by December 31, 1999.

    c. GHP will document how COB information is captured and how the IDX system is updated.

        - Document process of receiving information on enrollment applications for updating COB information in the IDX system.

        - Document work flow to ensure that COB information received on paper or electronic claims is updated in the IDX system.

        - BJC will document standard admission protocols to solicit and regularly update COB and third party liability information.


        - Identify requirements to receive an electronic interface from the BJC HCC Managed Care System for B-J, Christian, Missouri Baptist, Boone, B-J West County and B-J St. Peters, Alton Memorial patient billing systems on a monthly basis. This interface will identify patients with more than one insurance, work related cases, and other information pertinent to the COB, third party liability, and subrogation process. The interface will include credit balances that have resulted from multiple payers making payments on Members. This would include worker's compensation payments, etc. (Note: Both parties understand that the information captured in the billing systems are based on information provided by the patient and has not been validated by the facilities. The HCC Managed Care Information System cannot be enhanced, so information transferred will be limited to what is currently captured.)

    d. Define opportunities for automating claims determination as it relates to the COB, third party liability, and subrogation process.

        - Identify situations where claims might automatically be denied due to accident, injury, workers compensation, etc., and configure the system to handle this without processor intervention.

        - Where claims cannot automatically be determined by the system, develop and document manual processes for review and determination of claims dealing with accident, injury, workers compensation, etc.

        - Identify and document work flows to pend claims for investigation that could relate to COB, third party liability, or subrogation.

        - Identify and develop back-end reporting on claims that need further investigation or processing due to COB, third party liability or subrogation issues.

    e. Review reporting between GHP and BJC on COB, third party liability, and subrogation activity and implement agreed upon reporting as defined in the work plan by July 1, 1999.

        - Define reporting issues and determine reporting capabilities of the IDX system as it relates to coordination and recovery.

        - Determine GHP manual reporting capabilities as it relates to coordination and recovery.

        - Determine additional data field requirements for transmission to BJC as it relates to COB and the feasibility of re-configuring current interfaces to meet these requirements.

        - Determine BJC manual reporting capabilities as it relates to coordination and recovery.

    f. Document all COB, third party liability, and subrogation work-flows, reports, and processes."

13. NEW MEMBER ASSIGNMENT. A new Section 2.13 is added to the Capitation Agreement as follows:

    "2.13 New Member Assignment. It is the expectation of the parties that GHP will make every effort to have the Member/family select a PCP, for products which require such selection, as soon as possible, but no later than thirty (30) days following the birth or enrollment. If a PCP has not been selected within thirty (30) days, GHP will automatically and retroactively assign a PCP based on the following:

    a.    Newborns.

          - If there are siblings, the newborn will be assigned to the sibling=s PCP.

          - If there are no siblings and the mother is a BJC Global Risk Member, the baby will be assigned to a physician within the appropriate BJC network, based on the mother's zip code.

          - The physician will be notified in writing within five (5) business days of the automatic assignment of the newborn to that physician=s panel. A copy of the notification will be sent to the appropriate network Utilization Management Department at the same time.

          - If the subscriber is a BJC Global Risk Member, and the mother is not a GHP Member, the subscriber should be requested to select a PCP at the time he/she notifies GHP of the need for coverage. If necessary, the newborn can be automatically assigned to the appropriate network as above. Coordination of benefits information should be included in the eligibility file and COB guidelines followed in the processing of claims.

          - GHP agrees the above auto assign logic will be applied to all newborn assignments across all networks of GHP Providers, including BJC, Unity, AMS, ESSE, MoPON, etc. The auto assign logic to be used by GHP for this purpose has been shared with WUPN and BJC and is attached hereto as Attachment 3. Such logic shall not be modified without first notifying the Committee described in Section 10.8, and if one of the parties objects following the procedures outlined in that Section.

    b.    Other Assignments.

          - For other new enrollees and newborns who do not fit into the above categories, GHP will auto assign a PCP based on zip code, taking into account PCP selections already made by other family members."

          - HCUSA and GHP, with respect to its Medicare risk product known as Advantra, are required by the State of Missouri and HCFA for Medicare Risk to follow a set of auto assign logic dictated by each respectively. If and when the State and/or HCFA discontinues such requirement, HCUSA and GHP, as to Advantra, agree to adopt the auto assignment rule's described in this section.

14. PRINCIPAL LIVES. Section 1.9 of the Capitation Agreement shall be deleted in its entirety and the following substituted therefore:

    "1.9 Member: An individual who is properly enrolled in or through GHP and/or HCUSA, and effective as of January 1, 1999 shall also include an individual who is enrolled in or through products underwritten by Principal, and who is eligible to receive Covered Services under any Benefit Plan offered by or though GHP, HCUSA or Principal, it being the intent of the parties that this Agreement shall govern all services rendered by and between the parties on an "all product, all payor, all membership" basis. The term "Member" (including BJC Member, BJC Medicaid Member and BJC Medicare Member) is more specifically defined in Exhibits A-1, A-2, A-3 and A-4."

    GHP agrees that as part of the consideration for the expansion of the definition of Member as set forth above, it shall cause the provision of behavioral health services currently provided through American Psych Systems, Inc. to Principal Members to be transferred to BJC and WUPN no later than July 1, 1999.

15. SILENT PPOS. A new Section 2.14 is added to the Capitation Agreement as follows:

    "2.14 Silent PPOs. This Agreement is intended to secure the services of BJC Providers with respect to GHP, HCUSA and Principal as well as self-insurers with which each may contract to provide administrative services. Accordingly, only those Members who may receive Covered Services under a Benefit Plan issued or maintained by one of those entities shall be entitled to the discounts and rates provided for herein."

16. RATE ACCESS. A new Section 2.15 is added to the Capitation Agreement as follows:

    "2.15 Rate Access. GHP and HCUSA specifically agree that to the extent either participates in any business transaction with a third party which is not a named party to this Agreement (other than Principal Healthcare), including but not limited to a merger, acquisition, affiliation, sale of substantially all its assets related to the geographic area in which BJC and WUPN operate, sale of a specific product line or other similar business combination ("OCCURRENCE"), then such third party, or surviving successor entity shall not be able to access the reimbursement rates set forth in either Exhibit A-1, A-2, A-3 or A-4, if such entity had, at the time of the Occurrence, a currently effective provider agreement in place with either BJC, a facility operated by BJC, WUSM or WUPN. The above prohibition shall preclude such third party from accessing the rates under this Agreement with respect to groups in force with the third party on the date of the Occurrence, as well as prohibiting access of the rates set forth in Exhibit A-1, A-2, A-3 or A-4 by such third party for groups subsequently written by such third party. This prohibition shall not apply to groups in force with GHP, HCUSA or Principal on the date of the Occurrence, nor to groups subsequently written by GHP, HCUSA or Principal. Such prohibition shall continue in effect until the end of the then current term of this Agreement."

17. RENEGOTIATION OF A-4 RATES. The foregoing is added as a new paragraph to
Section 3.2 of Exhibit A-4 to the Capitation Agreement:

    "The rates set forth in Schedule A-4 shall be renegotiated every two (2) years, beginning with the A-4 rates in effect for services rendered during the calendar year 2000. At least ninety (90) days prior to the beginning of each such two (2) year period during the term of the Agreement, starting with the two
(2) year period including the calendar years 2000 and 2001, the parties shall meet in good faith for the purpose of agreeing on new rates to be effective as of the next following January 1st. It is acknowledged and agreed that the renegotiation of the Schedule A-4 rates shall in no way include, or be conditioned on any adjustment of the BJC Premium then in effect under Exhibits A-1, A-2, or A-3 of the Agreement. Notwithstanding the foregoing, although there will be no renegotiation of Schedule A-4 rates, with respect to calendar year 1999, the parties agree to meet no later than April 1, 1999 for the purpose on agreeing on the appropriate methodology for converting all reimbursements for services and supplies currently expressed under Schedule A-4 as a function of average wholesale price to another form of reimbursement which generates an equivalent reimbursement rate, but is more easily administered by BJC.
[___]*

    The process of accomplishing and implementing these modifications to Schedule A-4 shall be accomplished and prospectively implemented on or before May 1, 1999.

18. AGREEMENT ADMINISTRATION/OPERATING COMMITTEE. Subsection 10.8 of the Capitation Agreement is deleted in its entirety and the following substituted therefore.


* Portions have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

    "10.8 Agreement Administration/Operating Committee. The parties shall designate an Operating Committee to oversee the operations of this Agreement ("COMMITTEE"). The Committee shall consist of equal numbers of representatives from each BJC, WUPN, GHP and HCUSA. The initial BJC/WUPN appointees shall be Steve Reynolds, Emmette Craft, John Lynch, M.D., and Jay Albertina. Such Committee shall be for the purpose of discussing all issues related to operations under the Agreement and making recommendations as to appropriate ways to proceed in connection with the various matters it considers. Such Committee shall meet as frequently as necessary but no less than quarterly. The Committee shall have the authority to create any temporary and/or subcommittees it deems necessary or desirable for the implementation and/or effective operation of this Agreement.

    Each of the parties agrees to use best efforts to provide the Committee with at least thirty (30) days written notice prior to the implementation of any change in its operations which could reasonably be expected to have a material, adverse impact on the financial results of one more of the other parties, with respect to performance under the Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that certain situations may occur where prior notice to the Committee may reasonably be expected to have the effect of creating a competitive disadvantage for such party, and/or present some sensitivities, either from a market and/or personnel perspective. In such a situation, the party making the change in operations shall not be required to use best efforts to give the Committee notice prior to public announcement or implementation of the change, but shall give notice as soon as reasonably possible after the earlier of (1) the date the change is implemented, or (2) the date on which the potential for market disadvantage or market/personnel sensitivity ceases. It is contemplated that the types of changes with respect to which a party should use best efforts to provide advance notice to the Committee, thereby permitting review and discussion include, but are not limited to the following:

    a.  Changes in Benefit Plan design;
    b. Offering a BJC network only in connection with a product offered by Plan;
    c.  Offering a network including some, but not all, BJC/WUPN Network
        Providers;
    d.  Modifications of information systems;
    e.  Changes in delegated functions;
    f.  Changes in methods of performance of delegated functions;
    g.  Changes in marketing practices;
    h.  Changes in underwriting policies and guidelines;
    i.  Changes in medical management policies; or
    j. Changes in the methodology used for determining the compensation to be paid to BJC and WUPN providers.

    In addition, BJC and WUPN agree that they shall use best efforts to provide the Committee with advanced notification of material changes in the BJC and WUPN networks and a billing and/or billing and coding procedures and practices, except to the extent prior notification creates a market disadvantage or market/personnel sensitivities in which case notice will be given to the Committee as soon as reasonably possible. In view of such circumstances, the notice given in connection with material changes by BJC and/or WUPN to the network and/or billing/coding procedures shall be informational only, and not presented for the purpose of review and discussion by the Committee, and as such are not subject to review by the Executive Group and/or arbitration, as described below.

    To the extent that representatives of any party on the Committee object to any proposed change, the Committee shall, in good faith, attempt to resolve any such objection to the mutual satisfaction of all parties prior to the implementation of the change. To the extent any party is not satisfied with the resolution, such issue will be referred to an executive group comprised of Richard Jones, Davina Lane, James Crane, M.D. and Ed Stiften, or their successors ("EXECUTIVE GROUP"). Such Executive Group shall meet promptly, but in any event, not more than ten (10) business days after receiving the referral from the Committee, to consider the unresolved issues.

    To the extent the Executive Committee is unable to resolve the matter to the satisfaction of all parties, regardless of whether the issue was raised by BJC, WUPN, GHP or HCUSA, the matter shall be submitted to binding arbitration in accordance with Section 8 of the Agreement. The purpose of the arbitration shall be to determine whether the objecting party is, or will be, damaged as a result of the implementation of the change or modification in question, and if so the dollar value of the damage. Once the arbiter submits a written decision, the party implementing a change that the arbiter has determined results in a stated amount of damages shall pay the objecting party(ies) the amount specified in the arbitration awarded within ten (10) business days.

    To the extent the arbiter's report indicates there are in fact no damages, or the dollar value of the damage incurred as a result of the change or changes which are the subject of the arbitration are less then $100,000, the party demanding the arbitration shall pay the entire cost of the arbitration, exclusive of the other party's attorneys' fees. If the arbiter's award indicates damages total $100,000 or more, the parties involved in the arbitration shall split the cost of the arbitration, exclusive of attorneys' fees, equally. The party who is directed to pay damages as a result of an arbitration award, may, however, elect not to pay the amount set forth in such award. If that election is made, and the amounts awarded are not paid within the ten (10) day time period, the party or parties to whom the payment should have been made may then terminate this Agreement immediately (subject to the continuation requirements of Section 9.4) by giving written notice to the other party(ies) within the five
(5) day period which begins on the day after the expiration of the ten (10) day period prescribed for payment.

    Notwithstanding the foregoing, none of the parties shall be precluded from proceeding with implementation of the proposed change (unless such change is prohibited by another section of the Agreement), prior to the decision of the arbitrator. All parties agree that any such arbitration shall be concluded within a thirty (30) day period. Nothing contained in this Section 10.8 shall be construed as providing one or more of the parties the right to terminate the Agreement as described above, if the change implemented is otherwise precluded by the other terms of the Agreement. In that event such dispute shall be handled as described in Section 8 of the Agreement, without regard to this Section 10.8."

19. REIMBURSEMENT RATES. The schedule set forth in Section 3.1 of Exhibit A-1, relating to GHP commercial products, is deleted in its entirety and the following substituted therefore:

                        "Calendar Year                                  BJC Premium
                         -------------                                  -----------
                        1999                                            [___]*
                        2000-2001                                       [___]*
                        2002-2003                                       [___]*

            The schedule set forth in Section 3.1 of Exhibit A-2, relating to HCUSA's Medicaid product is deleted in its entirety and the following is substituted therefore:

                        "Calendar Year                                  BJC Premium
                         -------------                                  -----------
                        1999                                            [___]*
                        2000-2003                                       [___]*



* Portions have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

    The schedule set forth in Section 3.1 of Exhibit A-3 relating to GHP's Medicare risk product is deleted in its entirety and the following substituted therefore:

                        "Calendar Year                                  BJC Premium
                         -------------                                  -----------
                        1999                                            [___]*
                        2000-2003                                       [___]*

[___]*

20. PREMIUM FLOOR CALCULATION. The section of Schedule A-1 attached to Exhibit A-1 of the Capitation Agreement entitled Incentive and Minimum Premium Adjustments, is deleted in its entirety and replaced with the following:

                                  "Schedule A-1
                          Minimum Premium Calculations

[___]*



* Portions have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

* Portions have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

21. NETWORK DEVELOPMENT CLAUSE. A new Section 3.8 will be added to the Capitation Agreement as follows:

    "3.8 Network Development. BJC and WUPN shall add ten (10) new primary care physicians with open practice panels, geographically located in the Metro East, Illinois market, including those zip codes listed on Attachment 4, to the number of such BJC PCPs which were providing services under the Capitation Agreement on March 1, 1999. Such net 10 increase" shall be accomplished on or before January 1, 2000. To the extent such increase is not accomplished by January 1, 2000, the BJC Premium as described in Section 3.1 of Exhibit A-3 shall be reduced by one
(1) percentage point with respect to BJC Medicare Members whose principal residence is located in a zip code included under the Metro East, Illinois section of Attachment 4.

    In an effort to collaboratively expand the provider network BJC and WUPN agree to commit an additional full-time equivalent employee to expand the recruitment efforts in Illinois, west and south St. Louis County and St. Charles County, currently being managed by Dr. Ron Chod and Jay Albertina, until such time as forty (40) new BJC PCPs are added to the number of BJC PCPs with offices located in the zip codes which comprise these targeted expansion areas as specifically set forth on Attachment 4. GHP shall also add a full-time equivalent employee to aid in physician recruitment and contracting in Metro East, Illinois, west and south St. Louis County and St. Charles County, in addition to the current efforts of Terry Barber. GHP will assist in identifying PCPs and details of such physicians' practices including location, patient panels, etc."

22. QUARTERLY OPERATING STATEMENT. A new Section 3.9 shall be added to the Capitation Agreement as follows:

    "3.9 Quarterly Statements. BJC shall provide Plan with quarterly operating statements of the financial results of this Agreement. GHP, BJC, HCUSA and WUPN would then have the opportunity to identify and jointly address issues on a factual basis in an effort to improve service, quality and financial results."

23. EMPLOYEE COMMUNICATION. A new Section 3.10 shall be added to the Capitation Agreement as follows:

    "3.10 Employee Communication. BJC and WUPN agree, that on a quarterly basis, they will communicate with employees through written communication channels normally used by BJC and WUPN for transmitting information of general interest and importance to their respective workforces, regarding the partnership with GHP and HCUSA, including but not limited to the fact that it is in all of the parties' mutual interests to work collaboratively together to serve Members receiving care from BJC and WUPN."

24. MARKETING ASSISTANCE. A new Section 3.11 is added to the Capitation Agreement as follows:

    "3.11 Marketing Assistance. BJC and WUPN agree that they shall make best efforts to cooperate with Plan in its marketing efforts. To that end, BJC and WUPN shall:

    a. provide professional staff, including nurses, dietitians, physician and occupational therapists to participate with Plan personnel, no more frequently than quarterly to provide screenings such as blood pressure, diabetes, cholesterol, hearing, vision, and height and weight checks at events such as community health fairs, open houses, and employer group health and wellness fairs; and

    b. make one or more physicians who are BJC Providers available to speak at community events such as meetings, seminars and health fairs on a topic of interest mutually agreed to by the parties. No more than three (3) physicians will be made available quarterly."

25. FRIVOLOUS CLAIMS. A new paragraph is added to Section 8 of the Capitation Agreement as follows:

    "The parties agree that if one of the parties pursues claims through binding arbitration, as described above, and does not prevail on any aspect of the claims prosecuted, that party shall pay the entire cost of the arbitration which shall otherwise be borne equally by the parties, exclusive of attorneys' fees. The parties further agree that to the extent one of the parties pursues the dispute resolution process described above through the stage of binding arbitration, and the other party reasonably believes that the prosecution of the claim or claims is frivolous, and therefore in bad faith, such party shall have the right to require that the arbiter make a special finding determining whether or not one or more of the claims pursued was in fact frivolous. The arbiter shall then be required to include the result of the special finding in the written arbitration award. If the written arbitration award states that one or more of the claims brought were frivolous, then the party pursuing such claim shall pay both the entire cost of the arbitration, as well as the reasonable attorney's fees of the other party or parties. For this purpose the standard that the arbiter shall apply to determining if the claim is "frivolous" are the principals set forth in Rule 11 of the Federal Rules of Civil Procedure."

26. TERM. Section 9.1 of the Capitation Agreement is deleted in its entirety and the following substituted therefore:

    "9.1 Term. The term of this Agreement shall be from the Effective Date through and including December 31, 2003."

27. TERMINATION. Section 9.3(2)(i) of the Capitation Agreement is deleted in its entirety and the following substituted therefore:

    "(i) Material Breach. By either party, for breach of a material term or provision of this Agreement, provided the breaching party is given ninety (90) days written notice of the other party's intent to terminate. Such notice must specifically set forth the circumstances giving rise to the alleged breach and state that the receiving party is in material breach of the Agreement ("NOTICE"). Such party shall then have the ninety (90) day period, or a longer period if agreed to in writing by both parties, to cure the breach. If the breaching party fails to cure the breach(s), the non-breaching party may terminate the Agreement at the conclusion of the ninety (90) day period described above. To the extent the alleged breach is not described in subparagraph (ii) below, the non-breaching party shall continue to perform its obligations under this Agreement through the end of the ninety (90) day period, and any continuation period otherwise required by Section 9.4 of this Agreement. If this Agreement is actually terminated as a result of a material breach, and after the end of the ninety (90) day period described above, BJC and WUPN shall be compensated for any services provided to Members in accordance with Exhibit A-4. Exhibits A-1, A-2 and A-3 shall be treated as void from and after the end of the ninety (90) day period.

    In addition to the foregoing, and irrespective of the provisions of Section 8 of this Agreement, the party allegedly in breach shall have the right to elect that binding arbitration, as described in Section 8 of this Agreement, commence within ten (10) days from the date on which the Notice is given by the non-breaching party. Such an election must be made in writing and delivered to the party giving the Notice prior to the end of the that (10) day period. In addition, any election to proceed directly to binding arbitration shall require that the arbitration be completed within the original ninety (90) day period in which the breaching party would be entitled to affect a cure and thereby avoid termination. Further, the parties agree that in connection with any arbitration elected under this provision, the arbiter selected must agree to complete the arbitration and issue a decision prior to the expiration of the ninety (90) day cure period. Notwithstanding the foregoing, nothing in this Section 9.3(2)(i) is intended to prevent the party or parties who has allegedly committed a material breach from demanding binding arbitration as described in Section 8 of this Agreement at anytime after then ten (10) day period described in this Section. The remedies described above shall not be exclusive, but shall be in addition to any remedy available at law or in equity to the non-breaching party."

28. PRINCIPAL CLAIMS PAYMENT ACCOUNT. A new paragraph is added to Section 2 of Exhibit A-1, as follows:

    "Subject to approval by the Missouri Department of Insurance ("DOI"), the parties acknowledge that to the extent the amendment outlined in Section 13 of the Second Amendment becomes effective, the parties agree that the same Claims Payment Account established for BJC Members under Exhibit A-1 who are enrollees of GHP will be used for BJC Members who are Principal enrollees. In addition, BJC shall only be responsible for obtaining a single Letter of Credit as described in Section 3.3(3) of Exhibit A-1. To the extent approval by the DOI is not forthcoming and BJC is required to establish an additional claims payment account, or separate Letter of Credit, GHP agrees that it shall reimburse BJC for all reasonable incremental costs associated with the establishment and maintenance of the additional account and/or Letter of Credit."

29. OTHER TERMS. All other terms of the Capitation Agreement shall remain in effect without modification.

IN WITNESS WHEREOF, the parties have executed this Second Amendment, and WUPN has accepted and agreed to this Second Amendment, this 26th day of February, 1999.

BJC HEALTH SYSTEM                                            GROUP HEALTH PLAN, INC.

By:  /s/ EDWARD J. STIFTEN                             By:  /s/ RICHARD H. JONES
   -------------------------------                        -------------------------------
     Edward J. Stiften                                      Richard H. Jones
     Vice President and Chief Financial Officer             President and Chief Executive Officer


WASHINGTON UNIVERSITY                                  HEALTHCARE USA OF
PHYSICIAN NETWORK                                      MISSOURI, LLC

By: /s/ JAMES P. CRANE, M.D.                           By:  /s/ DAVINA C. LANE
   -------------------------------                        -------------------------------
     James P. Crane, M.D.                                   Davina C. Lane
     President                                              President and Chief Executive Officer


WASHINGTON UNIVERSITY SCHOOL
OF MEDICINE

By: /s/ JAMES P. CRANE, M.D.
   --------------------------------
     James P. Crane, M.D.
     Associate Vice Chancellor for Clinical Services

                                  ATTACHMENT 1

                            RENEWAL RATE INFORMATION

[___]*



* Portions have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

* Portions have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

                                  ATTACHMENT 2

                             CLEAN CLAIM DEFINITION


"The term "clean claim" means a claim that has no defect or impropriety (including any lack of any required substantiating documentation) or particular circumstance requiring special treatment that prevents timely payments from being made." "A clean claim is a claim that requires no outside request for additional information."

The claim must be submitted on a standard claim form and contain the basic data elements necessary for processing. These include, where applicable:

Field                   UB-92
-----------------------------
01                      Provider name, address & telephone number
04                      Type of bill
05                      Federal tax number
06                      Statement covers period
07                      Covered days
12                      Patient name
13                      Patient address
14                      Patient date of birth
15                      Patient sex
17                      Admission/Start of care date
19                      Type of admission
22                      Patient status
42                      Revenue code(s)
45                      Service date (supplied by Attachment is acceptable)
46                      Units of service
47                      Total charges (by revenue code category)
58                      Insured's name
60                      Certificate/Social Security number/Health insurance claim/Identification number
61                      Insured group name
62                      Insurance group number
63                      Treatment authorization number, unless not provided by Plan
67                      Principal diagnosis
68-75                   Other diagnosis codes
76                      Admitting diagnosis code
80                      Principal procedure code and date
81                      Other procedure codes and dates

Field                   HCFA-1500
---------------------------------
01-A                    Insured's ID number
02                      Patient name
03                      Patient's date of birth and sex
04                      Insured's name
05                      Patient's address, telephone number
06                      Patient's relationship to insured
10                      Patient condition relationship
11                      Insured's information
13                      Patient or authorizing person assignment of payment
14                      Illness, injury, pregnancy date
21                      Valid diagnosis code(s)
For each procedure include:
24-A                    Date of service
24-B                    Place of service
24-C                    Type of service
24-D                    Procedure, service or supply code and modifier
24-E                    Diagnosis code
24-F                    Amount charged
24-G                    Days or units
25                      Provider Federal Tax ID
27                      Provider accept assignment (Government claims)
28                      Total charges on bill
29                      Amount that has been paid on bill
32                      Name and address of facility where services were rendered (other than home or office)
33                      Billing name, address, telephone for physician or supplier


Electronic Claims

Electronic claims require the same information as paper.
Special arrangements need to be made for submission of claims with attachments.

Claims are NOT considered "received" unless they have passed our system edits and have been accepted into the GHP system. Provider should review reject reports from the clearinghouse to verify acceptance.


Payment is subject to member eligibility at the time of service.


CLAIMS SUBMITTED WITH THIS INFORMATION THAT ARE NOT ADJUDICATED (PAID, DENIED, ZERO PAID) BY GHP/HCUSA WITHIN 45 DAYS OF RECEIPT SHALL BE PAID WITH INTEREST AS DESCRIBED IN SECTION 2.8 OF THIS AGREEMENT.

Potential Fields to be Added

The parties agree that the foregoing definition of "clean claim" is intended to provide all information which would be required to submit a claim to the Medicare and/or Medicaid programs for processing. The parties further agree that it is their intent that information which will facilitate the efficient administration of coordination of benefits provisions should be provided. Therefore, the parties will appoint representatives to a Technical Group to review the possibility and advisability of adding the following fields to the "clean claim" definition:

Field       UB-12                                                                   Field       HCFA 1500
-----       -----                                                                   -----       ---------
38          Responsible party name/address                  09          Other Insured's information - COB
39-41       Value codes and amounts (if applicable)         15          Same Incident Date
44          HCPCS/rates                                                 24          COB
54          Prior payments - payer and patient

The field listed above shall be referred to as the "Additional Fields."

The Technical Group shall meet for purpose of determining whether one or more of the Additional Fields should be added to the "clean claim" definition no later than March 15, 1999, and shall conclude its work no later than March 30, 1999. If they are unable to reach agreement by March 30, 1999, the Executive Group described in Section 10.8 of the Agreement shall meet no later than April 16, 1999 to resolve the issue. Prior to resolution, BJC and WUPN agree to use best efforts to include the Additional Fields when submitting bills, and GHP and HCUSA shall use best efforts to pay claims in the time frames set forth in
Section 2.8 of the Agreement even in the absence of the Additional Fields. In no event shall a BJC facility provider be required to submit both a UB-92 and a HCFA 1500 unless physician is an employee of the hospital.

                                  ATTACHMENT 3

                                AUTO ASSIGN LOGIC



ASSIGNING PCPS TO NEWBORNS

PROCEDURE: When Medical Management informs us of a birth to a member, or an application is received where the PCP is not identified, it is necessary that a PCP be assigned to the newborn. The assignment process is as follows:

    - The Membership Specialist should pull up the subscriber's contract on the IDX system.

    - If there is a sibling (siblings) already on the contract, assign the newborn the same PCP that is already assigned to the youngest sibling.

    - If there are no siblings, determine the Medical Practice site of the mother. Assign a PCP in that same Medical Practice site based on the zip code of the mother (i.e.: Unity, BJC, ESSE, etc.).

    - Send a letter to the member informing them of the PCP assigned to the newborn within five (5) days (see Attachment A), copying the PCP and the appropriate Utilization Management Department.



ASSIGNING PCPS TO NEW ENROLLEES

PROCEDURES: When an application is received which does not identify a PCP, has named a non-contracted provider as PCP, OR has named a specialist as their PCP, the Membership Specialist will do the following:

    - The Membership Specialist will assign a PCP BASED ON THE SUBSCRIBER'S ZIP CODE.

    - A letter will be mailed to the subscriber indicating the reason a PCP was assigned to him or a dependent. It will identify the PCP assigned with directions on how to change their PCP if desired. (SEE SAMPLE LETTERS ATTACHED.)

NOTE: IF THE MEMBER TO BE LOADED IS A DEPENDENT OR A SIBLING OF AN EXISTING MEMBER, THE NEW MEMBER WILL BE ASSIGNED TO THE PCP OF THE SUBSCRIBER OR SIBLINGS AND NO LETTER WILL BE MAILED.

                                  ATTACHMENT 4

                        ZIP CODES FOR NETWORK DEVELOPMENT



ST. CHARLES COUNTY, ILLINOIS
----------------------------
62013                   62036

ST. CHARLES COUNTY, MISSOURI
----------------------------
63302                   63301                   63303                   63304                   63332                   63341
63366                   63367                   63373                   63376                   63386

METRO SOUTH, MISSOURI
---------------------
63010                   63057                   63012                   63016                   63019                   63023
63025                   63099                   63026                   63028                   63048                   63049
63050                   63051                   63052                   63070                   63128                   63151
63129

METRO EAST, ILLINOIS
--------------------
62201                   62203                   62204                   62205                   62206                   62207
62208                   62222                   62220                   62221                   62223                   62225
62232                   62236                   62239                   62240                   62243                   62244
62248                   62254                   62255                   62256                   62224                   62258
62260                   62264                   62269                   62279                   62285                   62295
62298                   62001                   62002                   62010                   62012                   62014
62018                   62021                   62022                   62024                   02025                   62028
62031                   62034                   62035                   62037                   62202                   62040
62046                   62048                   62060                   62061                   62067                   62084
62090                   62095                   62097                   62234                   62249                   62281
62294

METRO WEST, MISSOURI
--------------------
63005                   63022                   63011                   63015                   63017                   63021
63038                   63040                   63069                   63088                   63122                   63126
63127                   63131                   63167                   63198                   63141                   63196
63146